Exhibit 10(f)(45)

2025 Executive Long-Term Incentive Program (2025 ELTIP)

Under the 2025 ELTIP, Named Executive Officers (NEOs) of the Company are eligible to receive shares of common stock of the Company based on (i) satisfying certain performance measures established by the Compensation and Human Capital Committee of the Board of Directors (performance share units, “PSUs”) for 50% of the award and (ii) continued service only (restricted stock units) for 50% of the award.

The 2025 ELTIP PSU performance measure is Adjusted Operating Income (weighted at 100%) and measured over fiscal year 2025 only, with performance goals established at the beginning of fiscal year 2025.

Adjusted Operating Income (weighted 100%): Income before Income Taxes as reported in the Company's audited consolidated financial statements, as adjusted for the following discretely disclosed items (in either Management's Discussion and Analysis (MD&A) or the footnotes to the financial statements) on an individual basis, or in the aggregate, per item and subject to monetary thresholds as noted:
•Amortization of acquisition-related intangibles;
•Non-service retirement-related defined benefit pension and retiree health costs;
•Restructuring and related costs, net;
•Transaction and related costs, net;
•Acquisition integration related costs, net;
•Impact of tariffs;
•Items individually identified within Other expenses, net;
•Impacts of any individual acquisition in excess of $500 million purchase price;
•Impacts of a divestiture with revenue equal to or greater than $100 million;
•Effects of a change in accounting principle as identified within the Company's consolidated financial statements or MD&A;
•Items that warrant separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles;
•Any other adjustment item used in the calculation of our externally reported adjusted operating income results for fiscal year 2025.

The 2025 ELTIP also includes a Relative Total Shareholder Return (RTSR) modifier (stock price appreciation plus dividends paid), measured over a three-year measurement period (fiscal year 2025-2027). RTSR will be determined by ranking Xerox and the companies within the S&P 600 Information Technology Index, from highest to lowest, according to their respective TSRs over the three-year measurement period. Performance will be determined based on Xerox’s ranking over the three-year measurement period. Final payout will be determined based on Xerox’s Adjusted Operating Income payout for fiscal year 2025, and depending on RTSR performance, an increase or decrease of 15 percent, capped at 200% of target.
1